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                                                                EXHIBIT 23.6


         CONSENT OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED


        We hereby consent to the use of our opinion letter dated January 14, 1997 to the Board of Directors of KLA Instruments Corporation ("KLA"), included as Annex E to the Joint Proxy Statement/Prospectus of KLA which forms a part of the Registration Statement dated as of the date hereof on Form S-4 relating to the proposed merger of Tiger Acquisition Corp., a wholly owned subsidiary of KLA, with and into Tencor Instruments, and to the references therein to such opinion under the captions "Summary - Fairness Opinions" and "Approval of the Merger and Related Transactions - Opinions of KLA's Financial Advisors - Opinion of Merrill Lynch."

        In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                        MERRILL LYNCH, PIERCE, FENNER &
                                               SMITH INCORPORATED

                                        By:      /s/ Mark Shafir
                                            -------------------------

March 11, 1997